Confidential Treatment Requested. Confidential portions of this document have been redacted and have been filed separately with the Commission.





                               LICENSE AGREEMENT

                                by and between

                            CHARLES S. LIEBER, M.D.

                                      and

                       INTERNEURON PHARMACEUTICALS, INC

                                     dated

                               December 26, 2000

     THIS LICENSE AGREEMENT effective as of December 26, 2000 ("Effective Date"), by and between Charles S. Lieber, M.D., an individual having his principal office at 6 Johnsons Avenue, Englewood Cliffs, New Jersey 07632 ("LIEBER") and Interneuron Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 99 Hayden Avenue, Suite 200, Lexington, Massachusetts 02421 ("Interneuron").

W I T N E S S E T H:

     WHEREAS, LIEBER is the owner of the Patent Assets, as defined herein;

     WHEREAS, pursuant to an Option Agreement dated as of March 9, 1997 (the "Option Agreement"), LIEBER granted Interneuron the exclusive option (the "Option") to obtain a license under the Patent Assets, subject to certain terms and conditions;

     WHEREAS, Interneuron desires to exercise the Option and obtain license rights, with a right to grant sublicenses, under the Patent Assets, and LIEBER desires to grant such license to Interneuron, upon the terms and conditions set forth herein; and

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

     Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1.  "Affiliate" shall mean (i) any corporation or business entity of which
       ---------
      more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party or (iii) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

1.2.  "Alcoholic Cirrhosis Study" shall mean the ongoing Phase 3 double-blind
       -------------------------
      placebo-controlled clinical studies evaluating the use of Compound to treat and prevent alcoholic cirrhosis and fibrosis of the liver that are being sponsored in part by the Veterans Administration.

1.3.  "Business Day(s)" means any day that is not a Saturday or a Sunday or a
       ---------------
      day on which the New York Stock Exchange is closed.

1.4.  "Calendar Quarter" shall mean the respective periods of three (3)
       ----------------
      consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.5.  "Calendar Year" shall mean each successive period of twelve (12) months
       -------------
      commencing on January 1 and ending on December 31.

1.6.  "Compound" shall mean dilinoleoylphosphatidylcholine (DLPC), any
       --------
      derivative, homolog, or analog thereof, and any isomer, salt, hydrate, solvate, amide, prodrug and esters thereof, and any pharmaceutical composition containing any of the foregoing in any pharmaceutically acceptable form.

1.7.  "Data Delivery Date" shall mean the date on which the final results of the
       ------------------
      Alcoholic Cirrhosis Study are available to Interneuron.

1.8.  "Effective Date" shall mean the date first above written.
       --------------

1.9.  "Europe" shall mean all countries under the regulatory jurisdiction of the
       ------
      European Medicines Evaluation Authority (or any successor agency having substantially the same functions).

1.10. "Exclusive Territory" shall mean the United States of America, including
       -------------------
      the territories and possessions of the United States of America (including the District of Columbia, Puerto Rico and U.S. Virgin Islands), Canada, Japan and the Republic of Korea.

1.11. "FDA" shall mean the United States Food and Drug Administration and any
       ---
      successor agency having substantially the same functions.

1.12. "First Commercial Sale" shall mean the first sale of Product by
       ---------------------
      Interneuron, its Affiliate or its sublicensee(s), for end use or consumption, after all required approvals have been granted by the governing health authority of such country or where regulatory approval is not required, the first sale in that country in connection with the nationwide introduction of Product in such country.

1.13. "GAAP" means generally accepted accounting principles in the United
       ----
      States.

1.14. "Hepatitis C Study" shall mean a clinical trial evaluating the use of
       -----------------
      Compound in patients with liver disease and hepatitis C that is to be sponsored in part by the NIH.

1.15. "Improvement" shall mean any enhancement in the manufacture, formulation,
       -----------
      ingredients, means of delivery or administration, dosage, indication or use of Compound or Product which could have application in the prevention or treatment of fibrosis or cirrhosis of the liver.

1.16. "IND" shall mean an FDA investigational new drug application, and any
       ---
      supplements and additions thereto, relating to the use of Product.



*Confidential Treatment Requested.

1.17.  "NDA" shall mean a new drug application filed with the FDA for marketing
        ---
       authorization of a Product in the United States.

1.18.  "Net Sales" shall mean the actual gross amount invoiced for the sale of
        ---------
       Product (except as provided in Section 5.2.3), commencing upon the date of First Commercial Sale, after deducting, in accordance with GAAP, the following :

               (i)    trade, cash and quantity discounts;

               (ii) recalls and credits on account of returned or rejected Product;

               (iii)  rebates and chargebacks;

               (iv)   retroactive price reductions;

               (v) sales or excise taxes, VAT or other taxes, and transportation and insurance charges and additional special transportation, custom duties, and other governmental charges; and

               (vi)   write-offs for bad debts or allowances.



1.19.  "NIH" shall mean the United States National Institutes of Health, or any
        ---
       successor agency having substantially the same functions.

1.20.  "Party" shall mean LIEBER or Interneuron.
        -----

1.21.  "Patent Assets" shall mean the patent and applications listed on Schedule
        -------------
       1.21 hereto, and further including (a) any divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates or the like relating to those patent and applications on Schedule 1.21 and (b) any patents or patent applications covering any Improvements made by LIEBER which as of the Effective Date or at any time during the term of this Agreement are owned or controlled by LIEBER or which LIEBER through license or otherwise has or acquires rights (and is not prohibited from sublicensing to third parties).

1.22.  "Positive Results" shall mean the final results of the Alcoholic
        ----------------
       Cirrhosis Study, delivered to Interneuron in the form of the SAS original data listings that, in Interneuron's judgment, are supportive and sufficient to submit an NDA to the FDA without any additional clinical testing of Compound.

1.23.  "Positive Interim Results" shall mean the interim data of the Hepatitis C
        ------------------------
       Study, delivered to Interneuron, that result in a decision to continue the study and are deemed by Interneuron to be positive.



*Confidential Treatment Requested.

1.24.  "Product" shall mean any product in final form for commercial sale by
        -------
       prescription, over-the-counter, or by any other method, which contains Compound in any dosage form as an active ingredient.

1.25.  "Proprietary Information" shall mean any and all scientific, clinical,
        -----------------------
       regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is provided by one Party to the other Party in connection with this Agreement.

1.26.  "Royalty Year" shall mean each successive twelve (12) month period
        ------------
       commencing with the first day of the first month in which occurs the First Commercial Sale.

1.27.  "Semi-exclusive License" shall mean a non-exclusive license for the Semi-
        ----------------------
       exclusive Territory, provided, however, that LIEBER may grant only one other non-exclusive license within the Semi-exclusive Territory, and subject to the provisions of Section 2.1 of this Agreement.

1.28.  "Semi-exclusive Territory" shall mean all of the countries in the
        ------------------------
       Territory except those in the Exclusive Territory and those in Europe subject to the previously granted exclusive option from LIEBER to Dr. Falk Pharma GmbH, of Freiburg, Germany ("Falk").

1.29.  "Territory" shall mean all of the countries in the world.
        ---------

1.30.  "Third Party(ies)" shall mean a person or entity who or which is neither
        ----------------
       a Party nor an Affiliate of a Party.

1.31.  "Valid Claim" means a claim of an issued and unexpired patent included
        -----------
       within the Patent Assets, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or for which an appeal has not been filed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.



ARTICLE II
LICENSE; SUBLICENSES

2.1.  License Grant. LIEBER hereby grants to Interneuron a license under the
      -------------
      Patent Assets, including the right to grant sublicenses, to develop, make, have made, use, import, offer for sale, market and sell and otherwise dispose of Product, including any Improvements made by LIEBER. The foregoing license shall be an exclusive (even as to LIEBER) license in the Exclusive Territory and a Semi-exclusive License in the Semi-exclusive Territory, except that in the event Interneuron exercises its Exclusive Option, as defined and under Section 2.2 hereof, the foregoing license shall be an exclusive license in the Territory, effective as of the date Interneuron elects to exercise such Exclusive Option. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent LIEBER from conducting research.



*Confidential Treatment Requested.

2.2.  Option to License. In the event LIEBER does not enter into a license
      -----------------
      agreement with Falk in Europe within six (6) months after the Data Delivery Date, then Interneuron shall have an exclusive option (the "Exclusive Option"), exercisable for a period of three (3) months commencing upon the expiration of such six (6) month period, to obtain from LIEBER an exclusive license, identical to the license granted by LIEBER to Interneuron under the first sentence of Section 2.1 of this Agreement, in Europe. Until expiration of Interneuron's Exclusive Option period, LIEBER shall not grant any rights to Third Parties that are inconsistent with Interneuron's rights under this Section 2.2. In the event Interneuron exercises the Exclusive Option:

          (a) it shall provide written notice of such election to LIEBER prior to expiration of the three (3) month Exclusive Option period;

          (b) the license granted by LIEBER to Interneuron under this Agreement shall automatically become an exclusive license in the Territory, effective upon the date of such election; and

          (c) subject to the terms and conditions contained in this Agreement and in consideration of the rights granted by LIEBER to Interneuron under this Agreement, Interneuron shall make the additional payments applicable to the Exclusive Option and the license obtained upon exercise of the Exclusive Option.

2.3.  Improvements by Interneuron. Title to any Improvement developed or
      ---------------------------
      discovered by Interneuron in connection with the license granted under
      Section 2.1 above shall be vested solely in Interneuron.

2.4.  Sublicenses.
      ------------

          (a) Interneuron shall have the right to grant sublicenses to Affiliates or any Third Party to develop, make, have made, use, import, market, sell, have sold, offer to sell and import Product. Each such sublicense shall include a provision that the sublicensee's obligations to Interneuron under the sublicense shall become obligations to LIEBER upon termination of this Agreement and assignment of the sublicense to LIEBER pursuant to
               Section 2.4(b).

          (b) Upon termination of this Agreement by Interneuron, LIEBER shall accept assignment of sublicenses, provided that:

               (ii) the sublicensee is not in breach of its sublicense agreement at the time of termination of this Agreement; and

               (iii) the sublicensee acquires no rights from or obligations on the part of LIEBER, other than those that are specifically granted in this Agreement, and the sublicensee assumes all obligations to LIEBER required of Interneuron by this Agreement.



*Confidential Treatment Requested.

ARTICLE III
DEVELOPMENT AND COMMERCIALIZATION

3.1.  Exchange of Information. During the term of this Agreement, LIEBER shall
      -----------------------
      promptly disclose to Interneuron in writing on an ongoing basis any development regarding the Patent Assets, the Compound or the Product and shall disclose to Interneuron in writing within 10 Business Days of his receipt of any final data or interim results of each of the Alcoholic Cirrhosis Study and the Hepatitis C Study, subject to the provisions of
      Article IV hereunder. Assuming the sufficiency of the final data of the Alcoholic Cirrhosis Study, Interneuron shall be responsible for compiling such data into a format suitable for inclusion in a Good Clinical Practice ("GCP") statement of compliance to be completed by Interneuron at its expense.

3.2.  Diligence; Development and Commercialization. Interneuron shall use
      --------------------------------------------
      commercially reasonable efforts to develop and commercialize Product, including the preparation and filing of regulatory submissions. As used herein, "commercially reasonable efforts" shall mean efforts and resources normally used by Interneuron for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors.

3.3.  Regulatory Matters.
      ------------------

          (a) Interneuron shall own, control and retain primary legal responsibility for the preparation, filing and prosecution of all filings and regulatory applications required to obtain authorization to commercially develop, sell and use Product in each country of the Exclusive Territory, the Semi-Exclusive Territory and, if Interneuron exercises the Exclusive Option, the Territory. Interneuron shall promptly notify LIEBER upon the receipt of regulatory approvals and of the date of First Commercial Sale.

          (b) LIEBER shall transfer to Interneuron as soon as practicable after the Effective Date any IND or other regulatory filings relating to Compound or Product owned or controlled by LIEBER, and LIEBER shall allow Interneuron to cross reference any other IND or Drug Master File relating to Compound or Product to the extent (a) LIEBER is legally able to do so and (b) such transfer does not impair LIEBER's ability to conduct ongoing research. Such transfer will occur within 30 days of satisfaction of the milestone payment of section 5.1(a) hereunder. LIEBER shall add a representative designated by Interneuron as a member of the Executive Committee managing the Hepatitis C Study. Interneuron's initial designee to such Executive Committee shall be Bobby W. Sandage, Jr. Ph.D. Upon



*Confidential Treatment Requested.

               Interneuron's request, LIEBER shall consult and cooperate with Interneuron in connection with obtaining regulatory approval of Product.

3.4.  Trademark. Interneuron shall select, own and maintain trademarks for
      ---------
      Product.

3.5.  Manufacturing. Interneuron shall be solely responsible for manufacture of
      -------------
      the Compound and Product in the Exclusive Territory and the Semi-exclusive Territory and, if Interneuron exercises the Exclusive Option, the Territory.

3.6.  Adverse Events. LIEBER shall promptly furnish to Interneuron all
      --------------
      information concerning safety or utility of Compound or Product, such as adverse or unexpected side effects, injury or other events associated with uses, studies, investigations or tests of Compound or Product, whether or not LIEBER is required to report such information to any regulatory authority and whether or not such event is determined to be attributable to Compound or Product.

3.7.  Third Party Agreements and Study Payments. Interneuron shall not be
      -----------------------------------------
      responsible for any contractual obligations incurred prior to the Effective Date in connection with either the Alcoholic Cirrhosis Study or the Hepatitis C Study. Interneuron shall be responsible for contracting with, and shall pay directly to, the supplier the following costs of supply and distribution of Compound for the Hepatitis C Study:

          (a) $[*], plus any transportation, customs, and incidental costs, payable within ten Business Days of execution of this Agreement to cover the cost of the Product for the Hepatitis C Study; and

          (b) $[*], plus any transportation, customs, and incidental costs to replace defective Product intended for use in the Hepatitis C Study, payable within ten Business Days of notification by LIEBER.

      In addition, provided that Interneuron has received Positive Interim Results, Interneuron shall pay (i) up to $[*] three years from the Effective Date; and (ii) up to $[*] four years from the Effective Date, each payment in an amount necessary to defray costs of the Hepatitis C Study and payable to the Kingsbridge Research Foundation or any successor to it responsible for the Hepatitis C Study, provided that such costs are set forth in a budget that Interneuron has had an opportunity to review and approve.



ARTICLE IV
CONFIDENTIALITY AND PUBLICITY

4.1.  Non-Disclosure and Non-Use Obligations. All Proprietary Information
      --------------------------------------
      disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

*Confidential Treatment Requested

          (c) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

          (d)  is properly in the public domain or knowledge;

          (e) is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

          (f) is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

4.2.  Permitted Disclosure of Proprietary Information. Notwithstanding Section
      -----------------------------------------------
      4.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

          (a) to governmental or other regulatory agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations;

          (a) by each of Interneuron or LIEBER to its respective agents, consultants, Affiliates, Interneuron's sublicensees and/or other Third Parties for the research and development, manufacturing and/or marketing of the Compound and/or Product (or for such parties to determine their interests in performing such activities) on the condition that such Third Parties agree to be bound by the confidentiality obligations contained in this Agreement; or

          (b) if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations; provided, however, without limiting any of the foregoing, it is understood that Interneuron or its Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the Securities and Exchange Commission ("SEC"), may file this Agreement as an exhibit to any filing with the SEC and may distribute any such filing in the ordinary course of its business.

          (c) Neither Party shall use the name of the other Party in any publicity or advertising without the prior written approval of the other Party. Upon execution of this Agreement, either Party may issue a press release in the form to be attached as Appendix 4.2.

4.3  Publication  Both Parties acknowledge the mutual interest in publishing
     -----------
     results relating to Product and obtaining valid patent protection. Consequently, in the event LIEBER or

      Interneuron or any of their Affiliates wishes to make a publication relating to Compound or Product, the party seeking to publish shall deliver to the other a copy of the proposed publication or an outline of the oral disclosure at least thirty (30) Business Days prior to submission or presentation, such that any issue of patent protection can be resolved.

ARTICLE V
PAYMENTS; ROYALTIES AND REPORTS

5.1.  Milestone Payments. Subject to the terms and conditions contained in this
      ------------------
      Agreement, and in consideration of the rights granted by LIEBER hereunder, Interneuron shall pay LIEBER the following milestone payments, contingent upon occurrence of the specified event, with each milestone payment to be made no more than once with respect to the achievement of such milestone (but payable the first time such milestone is achieved) for Compound or Product, as applicable:

          (a) $[*] upon receipt by Interneuron of Positive Results of the Alcoholic Cirrhosis Study;

          (b) $[*] upon the earlier of obtaining regulatory approval for marketing of Product in the United States or Japan;

          (c)  in the event Interneuron has exercised its Exclusive Option under
               Section 2.2 hereof, $[*] upon obtaining regulatory approval in Europe;

          (d) $[*] upon the earlier of First Commercial Sale in the United States or Japan; and

          (e)  in the event Interneuron has exercised its Exclusive Option under
               Section 2.2 hereof, $[*] upon First Commercial Sale in Europe.

      Interneuron shall notify LIEBER in writing within thirty (30) days after the achievement of each milestone, and such notice shall be accompanied by payment of the appropriate milestone payment.

5.2.  Royalties and Other Payments.
      -----------------------------

      5.2.1.  Royalties Payable By Interneuron.

              (i) Subject to the terms and conditions of this Agreement, and in consideration of the rights granted by LIEBER hereunder, Interneuron shall pay to LIEBER royalties in an amount equal to the following percentages of Net Sales in each Royalty Year by Interneuron or its Affiliates in each country in the Exclusive Territory where the manufacture, use or sale of such Product would, absent the license granted hereunder, infringe one or more Valid Claims of the Patent Assets in such country:

                     Amount of Net Sales                    Royalty Rate
                     -------------------                    ------------



*Confidential Treatment Requested.

               Up to $[*] million                                [*]%

               Over $[*] million and up to $[*] million          [*]%

               More than $[*] million                            [*]%



     (ii) Subject to the terms and conditions of this Agreement, and in consideration of the rights granted by LIEBER hereunder, Interneuron shall pay to LIEBER royalties in an amount equal to the following percentages of Net Sales in each Royalty Year by Interneuron or its Affiliates in each country in the Semi-Exclusive Territory where the manufacture, use or sale of such Product would, absent the license granted hereunder, infringe one or more Valid Claims of the Patent Assets in such country:

               Amount of Net Sales                           Royalty Rate
               -------------------                           ------------

               Up to $[*] million                                [*]%

               Over $[*] million and up to $[*] million          [*]%

               More than $[*] million                            [*]%

     (iii)  In the event Interneuron exercises its Exclusive Option under
            Section 2.2 of this Agreement, then subject to the terms and conditions of this Agreement, and in consideration of the rights granted by LIEBER hereunder, Interneuron shall pay to LIEBER royalties in an amount equal to the following percentages of Net Sales in each Royalty Year by Interneuron or its Affiliates in each country in Europe where the manufacture, use or sale of such Product would, absent the license granted hereunder, infringe one or more Valid Claims of the Patent Assets in such country:

               Amount of Net Sales                           Royalty Rate
               -------------------                           ------------

               Up to $[*] million                                [*]%

               Over $[*] million and up to $[*] million          [*]%

               More than $[*] million                            [*]%



*Confidential Treatment Requested.

       (iv) Royalties on Net Sales at the rates set forth in (i), (ii) and, if applicable, (iii) above shall accrue as of the date of First Commercial Sale of Product in the applicable country and shall continue and accrue on Net Sales on a country-by-country basis until (a) for Net Sales in the United States, the expiration of U.S. Patent No. 5,284,835 and (b) for Net Sales in any country outside the United States, the expiration in such country of any foreign patent that is the counterpart to U.S. Patent No. 5,284,835. Thereafter, Interneuron shall be relieved of any royalty payment under this Section 5.2.

       (v) The payment of royalties set forth above shall be subject to the following conditions:

             (A) only one payment shall be due with respect to the same unit of Product;

             (B) no royalties shall accrue on the disposition of Product by Interneuron, Affiliates or sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies); and

             (C) LIEBER shall be responsible for payment of any royalties owed by LIEBER to any Third Party in connection with LIEBER's research relating to Compound or Product.

5.2.2. Sublicenses. In the event that Interneuron enters into a sublicense with
       -----------
       a Third Party or Third Parties, any compensation received by Interneuron from the Third Party or Third Parties shall belong to Interneuron except that, with respect to sales of Product by the sublicensee(s), in lieu of royalty payments set forth in Section 5.2.1, Interneuron shall pay LIEBER [*] percent ([*]%) of sublicensing royalties received by Interneuron from such sublicensee(s) on net sales of Product(s) by such sublicensee(s).

5.2.3. Minimum Annual Payment. On the fifth Business Day of each Calendar Year
       ----------------------
       (the "Payment Date") during the term of this Agreement, commencing in 2003, Interneuron shall make to LIEBER an annual non-refundable payment, as set forth below, for such Calendar Year (the "Minimum Annual Payment"); provided, however, that, Interneuron may credit the Minimum Annual Payment against any other payments payable to LIEBER for that Calendar Year. The Minimum Annual Payments shall be as follows:

             (1) $[*] per Calendar Year until expiration of United States Patent No. 5,284,835;

             (2) an additional $[*] per Calendar Year if the Japanese patent application included in the Patent Assets is pending (and has not been abandoned), which amount shall increase to $[*] per Calendar Year if the Japanese patent application under the Patent Assets has issued as a patent in Japan; and



*Confidential Treatment Requested.

             (3)  in the event Interneuron exercises its Exclusive Option under
Section 2.2 hereof and a patent under the Patent Assets has issued in Europe, an additional $[*] per Calendar Year.

       For example, if:
       (A) as of the 2003 Payment Date, Interneuron has exercised its Exclusive Option and the patent under the Patent Assets has issued in Europe, the patent application under the Patent Assets for Japan is pending but has not issued as a patent in Japan, the Minimum Annual Payment shall be $[*]; however, if Interneuron is obligated to make for the Calendar Year ending on December 31, 2003 a payment or payments to LIEBER under this Agreement aggregating at least $[*], the Minimum Annual Payment shall be credited against any such payments; and

       (B) as of the 2004 Payment Date, Interneuron has exercised its Exclusive Option and the patent under the Patent Assets has issued in Europe, the patent application under the Patent Assets for Japan has issued as a patent in Japan, the Minimum Annual Payment shall be $[*]; however, if Interneuron is obligated to make for the Calendar Year ending on December 31, 2004 a payment or payments to LIEBER under this Agreement aggregating at least $[*], the Minimum Annual Payment shall be credited against any such payments.

5.2.4. Royalties for Bulk Compound and Affiliate Sales. Interneuron may sell
       -----------------------------------------------
       bulk Compound to be incorporated into Product, rather than a Product. In such event, if Interneuron is unable to determine Net Sales, royalties shall be calculated as if the bulk Compound is deemed to be Product. In the event that Interneuron transfers Compound (for conversion to Product) or Product to one of its Affiliates, there shall be no royalty due at the time of transfer. Subsequent sales of any Product by the Affiliate for end use shall be reported as Net Sales hereunder by Interneuron.

5.2.5. Compulsory Licenses. If a compulsory license is granted to a Third Party
       -------------------
       with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.2.1, then the royalty rate to be paid by Interneuron on Net Sales in that country under
       Section 5.2.1 shall be reduced to the rate paid by the compulsory Third Party licensee.

5.2.6. Third Party Licenses. If one or more licenses from a Third Party or Third
       --------------------
       Parties are obtained by Interneuron in order to develop, make, have made, use, sell or import Compound or Product in a particular country, fifty percent (50%) of any royalties or other payments paid under such Third Party patent licenses by Interneuron in such country for such Calendar Quarter shall be creditable against the royalty or other payments payable to LIEBER by Interneuron in such country.

5.3. Reports; Payment of Royalty. During the term of the Agreement for so long
     ---------------------------
     as royalty payments are due, Interneuron shall furnish to LIEBER a quarterly written report for the Calendar Quarter showing the sales of all Products subject to royalty payments sold by


*Confidential Treatment Requested.      13

     Interneuron, its Affiliates and its sublicensees during the reporting period and the royalties payable under this Agreement. Reports shall be due on the ninetieth (90/th/) day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report, if any, shall be due and payable on the date such royalty report is due. Interneuron shall keep complete and accurate records in sufficient detail to enable the royalties hereunder to be determined.

5.4. Audits. Upon the written request of LIEBER and not more than once in each
     ------
     Calendar Year, Interneuron shall permit an independent certified public accounting firm selected by LIEBER and reasonably acceptable to Interneuron to have access during normal business hours, upon ten-day notice to Interneuron, to such of the records of Interneuron as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to LIEBER only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.

       5.4.1. If such accounting firm concludes that additional royalties were owed during such period, Interneuron shall pay the additional royalties within sixty (60) days of the date LIEBER delivers to Interneuron such accounting firm's written report so concluding; provided however, that, in the event that Interneuron shall not be in agreement with the conclusion of such report (a) Interneuron shall not be required to pay such additional royalties and (b) such matter shall be resolved pursuant to the provisions of
              Section 9.5 herein. In the event such accounting firm concludes that amounts were overpaid by Interneuron during such period, Interneuron shall have a credit against future royalties payable to LIEBER in the amount of such overpayment. The fees charged by such accounting firm shall be paid by LIEBER; provided, however,
                                                            --------  -------
              that if an error in favor of LIEBER of more than the lesser of (i) $50,000 or (ii) seven percent (7%) of the royalties due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by Interneuron.

       5.4.2. Upon the expiration of twenty-four (24) months following the end of any Royalty Year the calculation of royalties payable with respect to such year shall be binding and conclusive upon LIEBER, and Interneuron and its sublicensees shall be released from any liability or accountability with respect to royalties for such year.

       5.4.3. LIEBER and Interneuron shall treat all financial information subject to review under this Section 5.4 or under any sublicense agreement in accordance with the confidentiality provisions of this Agreement.

5.5. Payment Exchange Rate. All payments to LIEBER under this Agreement shall
     ---------------------
     be made in United States dollars. In the case of sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due LIEBER shall be calculated monthly in accordance with GAAP and based on the average of the conversion rates on the first and last Business Day of each month during each Calendar Quarter published in the Wall Street Journal, Eastern edition.

5.6. Tax Withholding. If laws, rules or regulations require withholding of
     ---------------
     income taxes or other taxes imposed upon payments set forth in this Article V, LIEBER shall provide Interneuron at Interneuron's expense, prior to any such payment, annually or more frequently if required, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to, Form 1001, Form W-8BEN or any successor form) and Interneuron shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article V. Interneuron shall submit appropriate proof to LIEBER of payment of the withholding taxes within a reasonable period of time. Interneuron will use commercially reasonable efforts consistent with its usual business practices to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries, and LIEBER shall cooperate with such efforts.

5.7. Exchange Controls. Notwithstanding any other provision of this Agreement,
     -----------------
     if at any time legal restrictions prevent the prompt remittance of part or all of the royalties with respect to Net Sales in any country, payment shall be made through such lawful means or methods as Interneuron may determine. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect (and such suspended payments shall not accrue interest), and promptly after such prohibition ceases to be in effect, all royalties that Interneuron or its Affiliates or sublicensees would have been obligated to transmit or deposit, but for the prohibition, shall be deposited or transmitted, as the case may be, to the extent allowable (with any interest earned on such suspended royalties which were placed in an interest-bearing bank account in that country, less any transactional costs). If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1. LIEBER Representations and Warranties. LIEBER represents and warrants to
     -------------------------------------
     Interneuron that as of the Effective Date:

          (a) To the best of his knowledge, LIEBER is unaware of any reason that the presumption of validity would not apply to the issued patents included in the Patent Assets or that a court of competent jurisdiction would, upon investigation, find such patents invalid or unenforceable;

          (b) this Agreement has been duly executed and delivered by him and constitutes legal, valid, and binding obligations enforceable against him in accordance with its terms;

          (c) to the best of his knowledge, no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by him of this Agreement or the consummation by him of the transactions contemplated hereby;

          (d) he has the full right, power and authority to enter into and deliver this Agreement, to perform and to grant the licenses granted under Article II hereof and to consummate the transactions contemplated hereby;

          (e) he has not previously assigned, transferred, conveyed or otherwise encumbered his right, title and interest in the Patent Assets or entered into any agreement with any Third Party which is in conflict with the rights granted to Interneuron pursuant to this Agreement;

          (f) he is the sole and exclusive owner under the Patent Assets, all of which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental or university entity or subdivision thereof (including, without limitation, the NIH, the Veterans Administration, Bronx Veterans Affairs Medical Center or the Mount Sinai School of Medicine) has any claim of ownership with respect to the Patent Assets, whatsoever;

          (g) to the best of LIEBER's knowledge, the development, manufacture, use and sale of Compound and Products do not infringe any patent rights owned or possessed by any Third Party;

          (h) Schedule 1.21 is a complete and accurate list of all patents and patent applications in the Territory relating to Compound or Product owned by LIEBER or to which LIEBER has the right to license;

          (i) there are no claims, judgments or settlements against or owed by LIEBER or pending or, to the best of his knowledge, threatened claims or litigation relating to the Patent Assets;

          (j) to the best of LIEBER's knowledge, he has disclosed to Interneuron all relevant information known by him regarding the Patent Assets reasonably related to the activities contemplated under this Agreement;

          (k) to his knowledge, no contract research organization, corporation, business entity or individual which have been involved in any studies conducted for the purpose of obtaining regulatory approvals have been debarred individuals or entities within the meaning of 21 U.S.C. section 335(a) or (b); and

          (l) to his knowledge, in connection with development of Product, LIEBER has complied in all material respects with applicable U.S. laws and regulations.


6.2.  Interneuron Representations and Warranties. Interneuron represents and
      ------------------------------------------
      warrants to LIEBER that as of the Effective Date:

          (a) this Agreement has been duly executed and delivered by it and constitutes legal, valid, and binding obligations enforceable against it in accordance with its terms;

          (b) it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained;

          (c) no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereby.

ARTICLE VII
PATENT MATTERS

7.1.  Filing, Prosecution and Maintenance of Patent Applications or Patents.
      ---------------------------------------------------------------------
      Interneuron shall file, prosecute, and maintain the Patent Assets in LIEBER's name and, upon Interneuron's request, LIEBER shall reasonably cooperate in the filing, prosecution, or maintenance of such patent application or patent. Interneuron shall be responsible for the payment of all patent costs in the Exclusive Territory incurred after the date of the Option Agreement and, in the event Interneuron exercises its Exclusive Option, for the payment of all patent costs in the Territory incurred after the date it exercises the Exclusive Option. LIEBER shall be responsible for the payment of all other patent costs. If Interneuron elects not to file, prosecute or maintain a patent application or patent included in the Patent Assets, it shall provide LIEBER with written advance notice sufficient to avoid any loss or forfeiture, and LIEBER shall have the right, at his sole expense, to file, prosecute, or maintain such patent application or patent and, upon LIEBER's request, Interneuron shall reasonably cooperate in the filing, prosecution, or maintenance of such patent application or patent. Any such election by Interneuron shall, at LIEBER's option, convert each and every exclusive license hereunder to a non-exclusive license solely in the country in which the particular patent or patent application relates.

7.2.  Patent Office Proceedings. Each Party shall inform the other Party of any
      -------------------------
      request for, filing, or declaration of any proceeding before a patent office seeking to protest, oppose, cancel, reexamine, declare an interference proceeding, initiate a conflicts proceeding, or analogous process involving a patent application or patent included in the Patent Assets. Each Party thereafter shall cooperate fully with the other with respect to any such patent office proceeding. Each Party will provide the other with any information or assistance that is reasonable.

7.3.  Enforcement and Defense.
      -----------------------

          (a) Each Party shall promptly give the other Party notice of any infringement in the Territory of any patent application or patent included in the Patent Assets that comes to such Party's attention. The Parties will thereafter consult and cooperate fully to determine a course of action, including, without limitation, the commencement of legal action by any Party. However, Interneuron shall have the first right to initiate and prosecute such legal action at its own expense and in the name of LIEBER and Interneuron, or to control the defense of any declaratory judgment action relating to Patent Assets. Interneuron shall promptly inform LIEBER if Interneuron elects not to exercise such first right, and LIEBER thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of LIEBER and, if necessary, Interneuron. In no event shall LIEBER be obligated to enforce or defend any of the Patent Assets.

          (b) If Interneuron elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Exclusive Territory as provided in Subsection 7.3(a), and LIEBER elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any declaratory judgment action defended, shall be borne solely by LIEBER.

          (c) For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request.

          (d) Any recovery obtained by Interneuron or LIEBER shall be shared as follows:

               (i) the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including reasonable attorneys' fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

               (ii) the other Party then shall, to the extent possible, recover its costs and expenses (including reasonable attorneys' fees) incurred in connection with the action;

               (iii) if LIEBER initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by LIEBER; and

               (iv) if Interneuron initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by Interneuron, except that LIEBER shall receive a portion equivalent to the royalties or other payments he would have received in accordance with the terms of this Agreement if the infringing sales had been made by Interneuron or its sublicensee(s).

          (e) LIEBER shall inform Interneuron of any certification regarding any Patent Assets it has received pursuant to either 21 U.S.C.
               (S)(S) 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or under Canada's Patented Medicines (Notice of Compliance) Regulations Article 5 and shall provide Interneuron with a copy of such certification within five (5) days of receipt. LIEBER`s and Interneuron's rights with respect to the initiation and prosecution, or defense, of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be allocated as defined in Subsections 7.3(a) through (d); provided,
                                                                       ---------
               however, that Interneuron shall exercise the first right to
               --------
               initiate and prosecute, or defend, any action and shall inform LIEBER of such decision within fifteen (15) days of receipt of the certification, after which time, if Interneuron has not advised LIEBER of its intention to initiate and prosecute, or defend, such action, LIEBER shall have the right to initiate and prosecute, or defend, such action.

7.4.  Patent Term Extensions and Supplemental Protection Certificates. The
      ---------------------------------------------------------------
      Parties shall cooperate in obtaining patent term extensions or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by Interneuron. If elections with respect to obtaining such extension or supplemental protection certificates are to be made, Interneuron shall have the right to make the election and LIEBER shall abide by such election.

ARTICLE VIII
TERM AND TERMINATION

8.1.  Term and Expiration. This Agreement shall be effective as of the Effective
      -------------------
      Date and unless terminated earlier pursuant to Section 8.2 and 8.3 below, the term of this Agreement shall continue in effect until expiration of all royalty obligations hereunder.

8.2.  Termination by Notice. Notwithstanding anything contained herein to the
      ---------------------
      contrary, Interneuron shall have the right to terminate this Agreement at any time by giving thirty (30) days advance written notice to LIEBER. Except as set forth in this Agreement, in the event of such termination,
      (i) the rights and obligations hereunder, excluding any payment obligation that has accrued as of the termination date, shall terminate immediately,
      (ii) Interneuron shall have no further rights with respect to the Patent Assets, and (iii) the provisions of Section 8.4 shall be applicable.

8.3.  Termination.
      -----------

      8.3.1  Termination for Cause. Either Party may terminate this Agreement by
             ---------------------
             notice to the other Party at any time during the term of this Agreement as follows:

             (a) if the other Party is in breach of any material obligation hereunder (including, without limitation, payments due under Article V) by causes and reasons within its control, or has breached, in any material respect, any representations or warranties set forth in Article VI, and has not cured such breach within ninety (90) days after notice requesting cure of the breach, provided, however, that if the breach is not capable of being cured within ninety (90) days of such written notice, the Agreement may not be terminated so long as the breaching Party commences and is taking commercially reasonable actions to cure such breach as promptly as practicable; or

             (b) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case
                                                ------------------
                  of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

      8.3.2  Licensee Rights Not Affected.
             ----------------------------

             (a)  In the event Interneuron terminates this Agreement under
                  Section 8.3.1(b), or this Agreement is otherwise terminated under Section 8.3.1(b), or LIEBER is a debtor in a bankruptcy proceeding, whether voluntary or involuntary, all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of 11 U.S.C. (S)101 et seq. (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Interneuron and LIEBER shall retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against LIEBER under the Bankruptcy Code, Interneuron shall be entitled to all applicable rights under Section 365 of the Bankruptcy Code, including but not limited to, entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefor by Interneuron.

          (b) In the event Interneuron is a debtor in a bankruptcy proceeding, whether voluntary or involuntary, all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365 of the Bankruptcy Code, executory contracts. The Parties agree that applicable law does not excuse LIEBER from accepting performance by, or rendering performance under this Agreement and all rights and licenses granted hereunder to, a person or entity other than Interneuron.



8.4.  Effect of Expiration or Termination.
      -----------------------------------

          (a) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article IV shall survive the expiration or termination of this Agreement and shall continue in effect for five (5) years from the date of expiration or termination. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination.

          (b) Except as otherwise provided in this Section 8, in the event of termination by Interneuron pursuant to Section 8.2, and if requested by LIEBER, Interneuron and LIEBER shall negotiate in good faith the commercially reasonable terms of an exclusive license from Interneuron to LIEBER of all information, materials, Improvements, processes, formulas, data, inventions, know-how, trademarks, patent applications, patents, regulatory approvals and intellectual property rights which relate to Compound or Product and which are in Interneuron's possession or control and as to which Interneuron has the right to license or sublicense to LIEBER without compensation to any third party.

ARTICLE IX
MISCELLANEOUS

9.1.  Force Majeure. Neither Party shall be held liable or responsible to the
      -------------
      other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, flood, embargo, war, acts of war

      (whether war be declared or not), insurrection, riot, civil commotion, strike, lockout or other labor disturbance, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

9.2.  Assignment. The Agreement may not be assigned or otherwise transferred;
      ----------
      provided, however, that (i) Interneuron may assign this Agreement to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to Compound or Product or its business or in the event of its merger or consolidation and (ii) LIEBER may assign this Agreement in connection with the transfer or sale of the Patent Assets with the prior consent of Interneuron. Any permitted assignee/transferee shall assume, in writing and prior to any assignment/transfer, all obligations of its assignor/transferor under this Agreement.

9.3.  Severability. In the event that any of the provisions contained in this
      ------------
      Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties. In such event, the Parties shall replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

9.4.  Notices. All notices or other communications which are required or
      -------
      permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          if to Interneuron to:

               Interneuron Pharmaceuticals, Inc.
               99 Hayden Avenue, Suite 200
               Lexington, MA 02421
               Attention: President
               Fax No.: 781-862-3859

          if to LIEBER to:

               Charles S. LIEBER, M.D.
               6 Johnsons Avenue
               Englewood Cliffs, NJ 07632
               Fax No.: 201-567-2593

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

9.5.  Applicable Law and Dispute Resolution. The Agreement shall be governed by
      -------------------------------------
      and construed in accordance with the laws of the United States of America and State of New York without reference to any rules of conflict of laws. If the Parties are unable to settle the matter between themselves within forty-five (45) days, either Party may initiate mediation upon written notice to the other Party. If the Parties have not reached a settlement within forty-five (45) days of the initiation of the mediation, then either Party may initiate the dispute resolution process described in this section 9.5, below. Whenever a Party shall decide to institute such dispute resolution process, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the dispute resolution process for a period of sixty (60) days following such notice. During such period, the Parties shall continue to make good faith efforts to amicably resolve the dispute without the dispute resolution process. If the parties are still unable to resolve their disputes by the end of the sixty (60) day period, the Parties establish the following expedited dispute resolution process. In no event shall a demand for dispute resolution be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Each resolution hereunder shall be final and binding on the Parties and shall be enforceable in any court. Except as otherwise provided herein:

      (i)    the dispute shall be set forth in writing by the asserting Party;
      (ii) the Parties shall negotiate in good faith for an additional 20 Business Days to resolve the dispute;
      (iii) the retained attorneys will select an independent individual experienced in the subject matter relating to the dispute as the decision maker, and the three will reach an agreed-upon fee to be charged by the decision maker;
      (iv) the respective positions will be presented to the decision maker by the retained attorneys in written briefs within ten Business Days of selection and in oral argument within twenty Business Days of selection;
      (v) based on the presentations, the decision maker will declare, in writing and within seven Business Days of the oral argument, the winning party, the losing party, the relief and the amount of payment due the winning party from the losing party (if appropriate);
      (vi) the losing party will, within ten Business Days, abide by the decision and pay the amount awarded by the decision maker and the agreed-upon fee to the decision maker, with each party to be responsible for their own costs, provided, however, that any amounts required by this decision to be paid by LIEBER to Interneuron shall not exceed, in the aggregate, fifty percent (50%) of all payments made to LIEBER pursuant to this Agreement; and
      (vii) the decision maker has the power and authority to grant injunctive relief and to order a party to take certain affirmative action.

9.6.  Entire Agreement. This Agreement contains the entire understanding of the
      ----------------
      Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

9.7.  Independent Contractors. It is expressly agreed that the Parties shall be
      -----------------------
      independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

9.8.  Indemnification. Interneuron shall defend, indemnify and hold harmless
      ----------------
      LIEBER from any and all costs or damages resulting from claims or causes of action relating in any way to, or arising in any way out of, any activity of Interneuron under this Agreement, including without limitation the development, making, having made, use, importation, offer for sale, marketing, sale and/or other disposition of Product and/or Compound or relate to the Patent Assets except to the extent such Losses are determined to have resulted from the negligence or willful misconduct of or a breach of this Agreement by LIEBER or relate to the Patent Assets.

9.9.  Waiver. The waiver by a Party hereto of any right hereunder or the failure
      ------
      to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

9.10. Headings. The captions to the several Articles and Sections hereof are not
      --------
      a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

9.11. Counterparts. The Agreement may be executed in two or more counterparts,
      ------------
      each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.


/s/ Charles S. Lieber
-------------------------------
CHARLES S. LIEBER, M.D.


INTERNEURON PHARMACEUTICALS, INC.


By:   /s/ Glenn L. Cooper
     --------------------------
     Name:  Glenn L. Cooper, M.D.
     Title: President and Chief Executive Officer

                                 SCHEDULE 1.21
                                 -------------

                                 PATENT ASSETS

1. U.S. Patent No. 5,284,835

2. Canadian Patent Application No. 2,141,432

3. Japanese Patent Application No. 6-505,480

4. European Patent Application No. 93918554.2

                                 APPENDIX 4.2
                                 ------------


                             FORM OF PRESS RELEASE


                             FOR IMMEDIATE RELEASE


Contact, at (781) 861-8444:
     Glenn L. Cooper, M.D.                 Michael W. Rogers
     President and CEO                     Exec. VP and Chief Financial Officer

                 INTERNEURON LICENSES PHASE 3 COMPOUND FOR THE

                   TREATMENT AND PREVENTION OF LIVER DISEASE



LEXINGTON, MA, January 10, 2001 - Interneuron Pharmaceuticals, Inc. (NASDAQ:
IPIC) today announced that it has exercised its option and entered into an agreement to license IP 501, an orally-administered anti-fibrotic purified phospholipid compound in Phase 3 development for the treatment and prevention of liver diseases, including alcohol and Hepatitis C-induced cirrhosis. The license agreement gives Interneuron rights to develop and commercialize the drug in several major markets, including the United States and Japan. In addition, the Company announced the initiation of a government-funded Phase 3 clinical trial evaluating IP 501 in Hepatitis C.

IP 501 is the subject of a recently completed Phase 3 clinical trial funded by the government to evaluate the compound in alcoholic cirrhosis. The primary endpoint of the study is reduction in the progression of cirrhosis among drug-treated pre-cirrhotic patients compared with placebo patients, as measured by serial liver biopsies. The Company expects to receive a preliminary analysis of the data in the first quarter of this year.

In addition to this trial, IP 501 is also being studied in another government-funded, multi-center, Phase 3 clinical trial. This recently initiated, multi-year trial is designed to evaluate the safety and effectiveness of IP 501 in treating patients with Hepatitis C-associated cirrhosis.

Under the terms of the license agreement, the Company has acquired rights to develop and commercialize IP 501 in the United States, Canada, Japan, Korea, and, under certain circumstances, Europe and other markets. Interneuron is responsible for all remaining clinical and regulatory development, manufacturing, and marketing of the compound.


                                    -MORE-

Interneuron Pharmaceuticals is a biopharmaceutical company engaged in the development and commercialization of a diversified portfolio of product candidates. Including multiple compounds in late-stage clinical development.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward looking statements. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, and include, but are not limited to, risks relating to the Redux-related litigation; uncertainties relating to clinical trials, regulatory approval and commercialization of the Company's products; the early stage of products under development; need for additional funds and corporate partners; history of operating losses and expectation of future losses; product liability; dependence on third parties for manufacturing and marketing; competition; government regulation; risks associated with contractual arrangements; limited patents and proprietary rights; dependence on key personnel; uncertainty regarding pharmaceutical pricing and reimbursement and other risks.